                                                                    EXHIBIT 3.1

                   AMENDED AND RESTATED ARTICLES OF AMENDMENT
                      OF THE ARTICLES OF INCORPORATION OF
                          AMERICAN REALTY TRUST, INC.

                               setting forth the

      CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RELATIVE PARTICIPATING OR OPTIONAL OR OTHER SPECIAL RIGHTS, AND QUALIFICATIONS, LIMITATIONS
                            OR RESTRICTIONS THEREOF

                                       of

                SERIES F CUMULATIVE CONVERTIBLE PREFERRED STOCK

                                       of

                          AMERICAN REALTY TRUST, INC.

                     (Pursuant to Section 14-2-1006 of the
                       Georgia Business Corporation Code)

                           --------------------------


         American Realty Trust, Inc., a corporation organized and existing under the Georgia Business Corporation Code (hereinafter called the "Corporation"), hereby certifies:

         THAT, pursuant to the authority conferred upon the board of Directors (the "Board of Directors") by the articles of incorporation, as amended ("Articles of Incorporation") of the Corporation, and pursuant to Section 14-2-1003 of the Georgia Business Corporation Code, the Board of Directors have recommended by unanimous written consent dated August 3, 1998, and the holders of a majority of the issued and outstanding shares of Series F Cumulative Convertible Preferred Stock have duly adopted certain amended and restated recitals and resolutions providing for the certificate of designations, preferences and relative participating, optional or other special rights and qualifications, limitations or other restrictions thereof, of a series of special stock of the Corporation, specifically the Series F Cumulative Convertible Preferred Stock, which amended and restated recitals and resolutions are as follows:

         WHEREAS, Article Five of the Articles of Incorporation authorizes the Corporation to issue not more than 100,000,000 shares of common voting stock, $0.01 par value per share (the "Common Stock"), and 20,000,000 shares of a special class of stock, $2.00 par value per share (the "Special Stock"), which Special Stock may be issued from time to time in one or more series and shall be designated as the Board of Directors may determine to have such voting powers, preferences, limitations and relative rights with respect to the shares of each series of the class of Special Stock of the Corporation as expressly provided in a resolution or resolutions providing for the issuance of such series adopted by the Board of Directors which is vested with the authority in respect thereof;

         WHEREAS, 16,681 shares of such Special Stock have been previously designated as the Series C 10% Cumulative Preferred Stock prior to the date hereof, all of which have been issued and are outstanding;

         WHEREAS, 91,000 shares of such Special Stock have been previously designated as the Series D Cumulative Preferred Stock prior to the date hereof, none of which has been issued or is outstanding;

         WHEREAS, 80,000 shares of such Special Stock have been previously designated as the Series E Cumulative Convertible Preferred Stock prior to the date hereof, none of which has been issued or is outstanding;

         WHEREAS, 7,500,000 shares of such Special Stock have been previously designated as the Series F Cumulative Convertible Preferred Stock prior to the date hereof, 3,350,000 shares of which have been issued and are currently outstanding;

         WHEREAS, 12,000 shares of such Special Stock have been previously designated as the Series G Cumulative Convertible Preferred Stock prior to the date hereof, 1,000 shares of which have been issued and are outstanding;

         WHEREAS, 231,750 shares of such Special Stock have been previously designated as the Series H Cumulative Convertible Preferred Stock prior to the date hereof, none of which has been issued or is outstanding; and

         WHEREAS, the Board of Directors now desires to amend and restate the Articles of Amendment of the Articles of Incorporation of the Corporation setting forth the certificate of designations, preferences and relative participating or optional or other special rights, and qualifications, limitations or restrictions of the Corporation's Series F Cumulative Convertible Preferred Stock to (i) increase the number of authorized shares of such series to 15,000,000, and (ii) modify the voting rights with respect to such series in order to satisfy the listing criteria of the New York Stock Exchange, all as set forth herein.

         NOW, THEREFORE, BE IT RESOLVED, that pursuant to the authority granted to the Board of Directors by Article Five of the Articles of Incorporation, and with the unanimous consent and approval of the holders of a majority of the issued and outstanding shares of Series F Cumulative Convertible Preferred Stock, the Board of Directors hereby amends and restates the Articles of Amendment to the Articles of Incorporation setting forth the certificate of designations, preferences and relative participating or optional or other special rights, and qualifications, limitations or restrictions of the Corporation's Series F Cumulative Convertible Preferred Stock as follows:

1. Designation and Amount. The shares of such series shall be designated as "Series F Cumulative Convertible Preferred Stock" (the "Series F Preferred Stock") and each share of the Series F Preferred Stock shall have a par value of $2.00 per share and a preference on liquidation as specified in Section 6 below. The number of shares constituting the Series F Preferred Stock shall be 15,000,000. Such number of shares may be increased or decreased by the Board of Directors by filing articles of amendment as provided in the Georgia Business Corporation Code; provided, that no decrease shall reduce the number of shares of Series F Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants; provided further, that no increase in the authorized amount of shares constituting Series F Preferred Stock shall be made without the prior written consent of the holders of a majority of shares of Series F Preferred Stock then outstanding voting separately as a class.

2.       Dividends and Distributions.

         (A) The holders of shares of Series F Preferred Stock shall be entitled to receive, when, as, and if declared by the Board of Directors and to the extent permitted under the Georgia Business Corporation Code, out of funds legally available for the purpose and in preference to and with priority over dividends upon all Junior Securities, quarterly cumulative dividends payable in arrears in cash on the fifteenth day following the end of each calendar quarter (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on October 15, 1998, in an amount per share (rounded to the next highest cent) equal to 10% per annum of the Adjusted Liquidation Value, as determined immediately prior to the beginning of such calendar quarter assuming each year consists of 360 days and each quarter consists of 90 days. The term "Adjusted Liquidation Value" shall mean Liquidation Value (as defined in Section 6) plus all accrued and unpaid dividends through the applicable date. The foregoing is intended to provide a 10% cumulative return, compounded on a quarterly basis, on the Liquidation Value from August 16, 1998.

         (B) Dividends shall commence accruing cumulatively on outstanding shares of the Series F Preferred Stock from August 16, 1998 to and including the date on which the Redemption Price (as defined in Section 9(A), below) of such shares is paid, whether or not such dividends have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of such dividends. Dividends for the first Quarterly Dividend Payment Date shall accrue and shall be payable for a period of 45 days. Dividends payable on each Quarterly Dividend Payment Date shall be dividends accrued and unpaid through the last Business Day (as defined in Section 3(A) below) of the immediately preceding calendar month. The Board of Directors may fix a record date for the determination of holders of shares of Series F Preferred Stock entitled to receive payment of a dividend or distribution declared thereon other than a quarterly dividend paid on the Quarterly Dividend Payment Date immediately after such dividend accrued; which record date shall be not more than 50 days prior to the date fixed for the payment thereof.

         (C) So long as any shares of the Series F Preferred Stock are outstanding, the Corporation will not make, directly or indirectly, any distribution (as such term is defined in the Georgia Business Corporation Code) in respect of Junior Securities unless on the date specified for measuring distributions in Section 14-2-640(e) of the Georgia Business Corporation Code (a) all accrued dividends on the Series F Preferred Stock for all past quarterly dividend periods have been paid in full and the full amount of accrued dividends for the then current quarterly dividend period has been paid or declared and a sum sufficient for the payment thereof set apart and (b) after giving effect to such distribution (i) the Corporation would not be rendered unable to pay its debts as they become due in the usual course of business and (ii) the Corporation's total assets would not be less than the sum of its total liabilities plus the amount that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of the holders of the Series F Preferred Stock as provided in these Articles of Amendment. Dividends shall not be paid (in full or in part) or declared and set apart for payment (in full or in part) on any series of Special Stock (including the Series F Preferred Stock) for any dividend period unless all dividends, in the case dividends are being paid in full on the Series F Preferred Stock, or a ratable portion of all dividends (i.e., so that the amount paid on each share of each series of Special Stock as a percentage of total accrued and unpaid dividends for all periods with respect to each such share is equal), in the case dividends are not being paid in full on the Series F Preferred Stock, have been or are, contemporaneously, paid and declared and set apart for payment on all outstanding series of Special Stock (including the Series F Preferred Stock) entitled thereto for each dividend period terminating on the same or earlier date. If at any time the Corporation pays less than the total amount of dividends then accrued with respect to the Series F Preferred Stock, such payment will be distributed ratably among the then holders of Series F Preferred Stock so that an equal amount is paid with respect to each outstanding share.

3.       Conversion Rights.

         (A) The Series F Preferred Stock may be converted at any time and from time to time in whole or in part after the earliest to occur of (i) August 15, 2003, (ii) the first Business Day, if any, occurring after a Quarterly Dividend Payment Date on which dividends equal to or in excess of 5% of the Liquidation Value (i.e., $0.50 per share) are accrued and unpaid, or (iii) the Corporation becomes obligated to mail a statement pursuant to subsection (G)(iv) below, at the option of the holders thereof, in accordance with subsection (D) below at the Conversion Price (as defined below in subsection
                  (D)) into fully paid and nonassessable Common Stock of the Corporation by dividing (i) the Adjusted Liquidation Value for such share of Series

                  F Preferred Stock as of the date of conversion by (ii) the Conversion Price; provided, however, that as to any shares of Series F Preferred Stock which shall have been called for redemption, the right of conversion shall terminate at the close of business on the second full Business Day (unless otherwise provided, "Business Day" herein shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in Dallas, Texas are authorized or obligated by law or executive order to remain closed) prior to the date fixed for redemption. Notwithstanding anything to the contrary herein provided, the Corporation may elect to redeem the shares of Series F Preferred Stock sought to be converted hereunder instead of issuing shares of Common Stock in replacement thereof in accordance with the provisions of
                  Section 3(D), below.

         (B) For purposes of this Section 3, the term "Conversion Price" shall be and mean the amount obtained (rounded upward to the next highest cent) by multiplying (i) 0.9 by (ii) the simple average of the daily closing price of the Common Stock for the twenty Business Days ending on the last Business Day of the calender week immediately preceding the date of conversion on the New York Stock Exchange or, if the shares of Common Stock are not then being traded on the New York Stock Exchange, then on the principal stock exchange (including without limitation NASDAQ NMS or NASDAQ Small Cap) on which such Common Stock is then listed or admitted to trading as determined by the Corporation (the "Principal Stock Exchange") or, if the Common Stock is not then listed or admitted to trading on a Principal Stock Exchange, the average of the last reported closing bid and asked prices on such days in the over-the-counter market or, if no such prices are available, the fair market value per share of the Common Stock, as determined by the Board of Directors of the Corporation in its sole discretion. The Conversion Price shall not be subject to any adjustment as a result of the issuance of any additional shares of Common Stock by the Corporation for any purpose, except for stock splits (whether accomplished by stock dividend or otherwise). For purposes of calculating the Conversion Price, the term "Business Day" shall mean a day on which the exchange looked to for purposes of determining the Conversion Price is open for business or, if no such exchange, the term "Business Day" shall have the meaning given such term in Section 3(A), above.

         (C) Upon any conversion, fractional shares of Common Stock shall not be issued but any fractions shall be adjusted by the delivery of one additional share of Common Stock in lieu of any cash. Any accrued but unpaid dividends shall be convertible into shares of Common Stock as provided for in this Section. The Corporation shall pay all issue taxes, if any, incurred in respect to the issuance of Common Stock on conversion, provided, however, that the Corporation shall not be required to pay any transfer or other taxes incurred by reason of the issuance of such Common Stock in names other than those in which the Series F Preferred Stock surrendered for conversion may stand.

         (D) Any conversion of Series F Preferred Stock into Common Stock shall be made by the surrender to the Corporation, at the office of the Corporation set forth in Section 12 hereof or at the office of the transfer agent for such shares, of the certificate or certificates representing the Series F Preferred Stock to be converted, duly endorsed or assigned (unless such endorsement or assignment be waived by the Corporation), together with a written request for conversion. The Corporation shall either (i) issue as of the date of receipt by the Corporation of such surrender shares of Common Stock calculated as provided above and evidenced by a stock certificate delivered to the holder as soon as practicable after the date of such surrender or (ii) within two Business Days after the date of such surrender advise the holder of the Series F Preferred Stock that the Corporation is exercising its option to redeem the Series F Preferred Stock pursuant to Section 3(A), above, in which case the Corporation shall have thirty (30) days from the date of such surrender to pay to the holder cash in an amount equal to the Conversion Price for each share of Series F Preferred Stock so redeemed. The date of surrender of any Series F Preferred Stock shall be the date of receipt by the Corporation or its agent of such surrendered shares of Series F Preferred Stock.

         (E) A number of authorized shares of Common Stock sufficient to provide for the conversion of the Series F Preferred Stock outstanding upon the basis hereinbefore provided shall at all times be reserved for such conversion. If the Corporation shall propose to issue any securities or to make any change in its capital structure which would change the number of shares of Common Stock into which each share of Series F Preferred Stock shall be convertible as herein provided, the Corporation shall at the same time also make proper provision so that thereafter there shall be a sufficient number of shares of Common Stock authorized and reserved for conversion of the outstanding Series F Preferred Stock on the new basis.

         (F) The term "Common Stock" shall mean stock of the class designated as Common Stock of the Corporation on the date the Series F Preferred Stock is created or stock of any class or classes resulting from any reclassification or reclassifications thereof, the right of which to share in distributions of both earnings and assets is without limitation in the Articles of Incorporation of the Corporation as to any fixed amount or percentage and which are not subject to redemption; provided, that if at any time there shall be more than one such resulting class, the shares of each such class then issuable on conversion of the Series F Preferred Stock shall be substantially in the proportion which the total number of shares of stock of each such class resulting from all such reclassifications bears to the total number of shares of stock of all such classes resulting from all such reclassifications.

         (G) In case the Corporation shall propose at any time before all shares of the Series F Preferred Stock have been redeemed by or converted into Common Stock of the Corporation:

                           (i) to pay any dividend on the Common Stock
                  outstanding payable in Common Stock or to make any other distribution, other than cash dividends to the holders of the Common Stock outstanding; or

                           (ii) to offer for subscription to the holders of the
                  Common Stock outstanding any additional shares of any class or any other rights or option; or

                           (iii) to effect any re-classification or
                  recapitalization of the Common Stock outstanding involving a change in the Common Stock, other than a subdivision or combination of the Common Stock outstanding; or

                           (iv) to merge or consolidate with or into any other
                  corporation (unless the Corporation is the surviving entity and holders of Common Stock continue to hold such Common Stock without modification and without receipt of any additional consideration), or to sell, lease, or convey all or substantially all its property or business, or to liquidate, dissolve or wind up;

         then, in each such case, the Corporation shall mail to the holders of record of each of the shares of Series F Preferred Stock at their last known addresses as shown by the Corporation's records a statement, signed by an officer of the Corporation, with respect to the proposed action, such statement to be so mailed at least thirty (30) days prior to the date of the taking of such action or the record date for holders of the Common Stock for the purposes thereof, whichever is earlier. If such statement relates to any proposed action referred to in clauses (iii) or (iv) of this subsection (G), it shall set forth such facts with respect thereto as shall reasonably be necessary to inform the holders of the Series F Preferred Stock as to the effect of such action upon the conversion rights of such holders.

4. Voting Rights and Powers. The holders of shares of Series F Preferred Stock shall have only the following voting rights:

         (A)      Except as may otherwise be specifically required by law under
                  Section 14-2-1004 of the Georgia Business Corporation Code or otherwise provided herein, the holders of the shares of Series F Preferred Stock shall not have the right to vote such stock, directly or indirectly, at any meeting of the shareholders of the Corporation, and such shares of stock shall not be counted in determining the total number of outstanding shares to constitute a quorum at any meeting of shareholders;

         (B) In the event that, under the circumstances, the holders of the Series F Preferred Stock are required by law to vote upon any matter, the approval of such series shall be deemed to have been obtained only upon the affirmative vote of the holders of a majority of the shares of the Series F Preferred Stock then outstanding;

         (C) Except as set forth herein, or as otherwise provided by the Articles of Incorporation or by law, holders of the Series F Preferred Stock shall have no voting rights and their consent shall not be required for the taking of any corporate action;

         (D) Notwithstanding anything herein to the contrary, if and whenever at any time or times all or any portion of the dividends on Series F Preferred Stock for any six quarterly dividends, whether or not consecutive, shall be in arrears and unpaid, then and in any such event, the number of Directors constituting the Board of Directors shall be increased by two, and the holders of Series F Preferred Stock, voting separately as a class, shall be entitled at the next annual meeting of shareholders, or at a special meeting of holders of Series F Preferred Stock called as hereinafter provided, to elect two Directors to fill such newly created Directorships. Each holder shall be entitled to one vote in such election for each share of Series F Preferred Stock held. At such time as all arrearages in dividends on the Series F Preferred Stock shall have been paid in full and dividends thereon for the current quarterly period shall have been paid or declared and a sum sufficient for the payment thereof set aside, then (i) the voting rights of holders of Series F Preferred Stock described in this subsection (D) shall cease (subject always to revesting of such voting rights in the event of each and every similar future arrearages in quarterly dividends), (ii) the term of the Directors then in office as a result of the voting rights described in this subsection (D) shall terminate and (iii) the number of Directors shall be reduced by the number of Directors then in office elected pursuant to this subsection
                  (D). A vacancy in the class of Directors elected pursuant to this subsection (D) shall be filled by a Director chosen by the remaining Directors of the class, unless such vacancy is filled pursuant to the final sentence of subsection (G);

         (E) At any time when the voting right described in subsection (D) shall have vested and shall remain in the holders of Series F Preferred Stock, such voting right may be exercised initially either at a special meeting of holders of Series F Preferred Stock or at any annual or special shareholders' meeting called for the purpose of electing Directors, but thereafter it shall be exercised only at annual shareholders' meetings. If such voting right shall not already have been initially exercised, the Secretary of the Corporation may, and upon the written request of the holders of record of at least 10% of the shares of Series F Preferred Stock then outstanding shall, call a special meeting of the holders of Series F Preferred Stock for the purpose of electing two Directors pursuant to subsection (D), and notice thereof shall be given to the holders of Series F Preferred Stock in the same manner as that required to be given to holders of the Corporation's Common Stock for the annual meeting of shareholders. Such meeting shall be held at the earliest practicable date upon the notice required for special meetings of shareholders of the Corporation, or, if none, at a time and place designated by the Secretary of the Corporation.

         (F) At any meeting held for the purpose of electing Directors at which the holders of Series F Preferred Stock shall have the right to elect Directors as provided in subsection (D) above, the presence in person or by proxy of the holders of at least thirty-five percent (35%) of the then outstanding shares of Series F Preferred Stock shall be required and be sufficient to constitute a quorum of Series F Preferred Stock for the election of Directors by Series F Preferred Stock, and the vote of the holders of a majority of such shares so present in person or by proxy at any such meeting at which there shall be such a quorum shall be required and be sufficient to elect the members of the Board of Directors which the holders of Series F Preferred Stock are entitled to elect as hereinabove provided. At any such meeting or adjournment thereof, (i) the absence of a quorum of the holders of Series F Preferred Stock shall not prevent the election of Directors other than the Directors to be elected by the holders of Series F Preferred Stock and (ii) in the case of holders of Series F Preferred Stock entitled to vote for the election of Directors, a majority of the holders present in person or by proxy of such class, if constituting less than a quorum as hereinabove provided, shall have the power to adjourn the meeting for the election of the Directors that the holders of such class are entitled to elect, from time to time until a quorum shall be present, and notice of such adjourned meeting need not be given unless otherwise required by law, provided that nothing herein shall affect the conduct of the meeting with respect to shareholders of any other class.

         (G) Any Director who shall have been elected or appointed pursuant to Section 4(D) shall hold office for a term expiring (subject to the earlier termination of the default in quarterly dividends) at the next annual meeting of shareholders, and during such term may be removed at any time, either with or without cause, only by the affirmative vote of the holders of record of a majority of the shares of Series F Preferred Stock then outstanding at a special meeting of such shareholders called for such purpose. Any vacancy created by such removal may also be filled at such meeting.

         (H) So long as any shares of Series F Preferred Stock remain outstanding, the Corporation shall not, without the vote or written consent by the holders of record of two-thirds of the outstanding shares of Series F Preferred Stock, amend its articles of incorporation or bylaws if such amendment would materially alter or change the existing terms of the Series F Preferred Stock.

5. Reacquired Shares. Any shares of Series F Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever or surrendered for conversion hereunder shall no longer be deemed to be outstanding and all rights with respect to such shares of stock, including the right, if any, to receive notices and to vote, shall forthwith cease except, in the case of stock surrendered for conversion hereunder, rights of the holders thereof to receive Common Stock in exchange therefor. All shares of Series F Preferred Stock obtained by the Corporation shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Special Stock and may be reissued as part of a new series of Special Stock subject to the conditions and restrictions on issuance set forth herein, in the Articles of Incorporation, or in any other Certificates of Designations creating a series of Special Stock or any similar stock or as otherwise required by law.

6. Liquidation, Dissolution or Winding Up. The Liquidation Value of the Series F Preferred Stock shall be $10.00 per share. Upon any liquidation, dissolution or winding up of the Corporation, and after paying and providing for the payment of all creditors of the Corporation, the holders of shares of the Series F Preferred Stock then outstanding shall be entitled, before any distribution or payment is made upon any Junior Securities (defined to be and mean the Common Stock and any other equity security of any kind which the Corporation at any time has issued, issues or is authorized to issue if the Series F Preferred Stock has priority over such securities as to dividends or upon liquidation, dissolution or winding up), to receive a liquidation preference in an amount in cash equal to the Adjusted Liquidation Value as of the date of such payment, whether such liquidation is voluntary or involuntary, and the holders of the Series F Preferred Stock shall not be entitled to any other or further distributions of the assets. If, upon any liquidation, dissolution or winding up of the affairs of the Corporation, the net assets available for distribution shall be insufficient to permit payment to the holders of all outstanding shares of all series of Special Stock of the amount to which they respectively shall be entitled, then the assets of the Corporation to be distributed to such holders will be distributed ratably among them based upon the amounts payable on the shares of each such series of Special Stock in the event of voluntary or involuntary liquidation, dissolution or winding up, as the case may be, in proportion to the full preferential amounts, together with any and all arrearages to which they are respectively entitled. Upon any such liquidation, dissolution or winding up of the Corporation, after the holders of Special Stock have been paid in full the amounts to which they are entitled, the remaining assets of the Corporation may be distributed to holders of Junior Securities, including Common Stock, of the Corporation. The Corporation will mail written notice of such liquidation, dissolution or winding up, not less than twenty (20) nor more than fifty (50) days prior to the payment date stated therein to each record holder of Series F Preferred Stock. Neither the consolidation nor merger of the Corporation into or with any other corporation or corporations, nor the sale or transfer by the Corporation of less than all or substantially all of its assets, nor a reduction in the capital stock of the Corporation, nor the purchase or redemption by the Corporation of any shares of its Special Stock or Common Stock or any other class of its stock will be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 6.

7. Ranking. Except as provided in the following sentence, the Series F Preferred Stock shall rank on a parity as to dividends and upon liquidation, dissolution or winding up with all other shares of Special Stock issued by the Corporation. The Corporation shall not issue any shares of Special Stock of any series which are superior to the Series F Preferred Stock as to dividends or rights upon liquidation, dissolution or winding up of the Corporation as long as any shares of the Series F Preferred Stock are issued and outstanding, without the prior written consent of the holders of at least 66 2/3% of such shares of Series F Preferred Stock then outstanding voting separately as a class.

8. Redemption at the Option of the Holder. The shares of Series F Preferred Stock shall not be redeemable at the option of a holder of Series F Preferred Stock.

9.       Redemption at the Option of the Corporation.

         (A) In addition to the redemption right of the Corporation set forth in Section 3(A), above, the Corporation shall have the right to redeem all or a portion of the Series F Preferred Stock issued and outstanding at any time and from time to time, at its option, for cash. The redemption price of the Series F Preferred Stock pursuant to this Section 9 shall be an amount per share (the "Redemption Price") equal to (i) 105% of the Adjusted Liquidation Value as of the Redemption Date (as defined in subsection (B) below) during the period from August 15, 1997 through August 15, 1998; (ii) 104% of Adjusted Liquidation Value as of the Redemption Date during the period from August 16, 1998 through August 15, 1999; and
                  (iii) 103% of the Adjusted Liquidation Value as of the Redemption Date at any time on or after August 16, 1999.

         (B) The Corporation may redeem all or a portion of any holder's shares of Series F Preferred Stock by giving such holder not less than twenty (20) days nor more than thirty (30) days notice thereof prior to the date on which the Corporation desires such shares to be redeemed, which date shall be a Business Day (the "Redemption Date"). Such notice shall be written and shall be hand delivered or mailed, postage prepaid, to the holder (the "Redemption Notice"). The Redemption Notice, once given, shall be irrevocable. If mailed, such notice shall be deemed to be delivered when deposited in the United States Mail, postage prepaid, addressed to the holder of shares of Series F Preferred Stock at his address as it appears on the stock transfer records of the Corporation. The Redemption Notice shall state (i) the total number of shares of Series F Preferred Stock held by such holder; (ii) the total number of shares of the holder's Series F Preferred Stock that the Corporation intends to redeem; (iii) the Redemption Date and the Redemption Price; and (iv) the place at which the holder(s) may obtain payment of the applicable Redemption Price upon surrender of the share certificate(s).

         (C) If fewer than all shares of the Series F Preferred Stock at any time outstanding shall be called for redemption, such shares shall be redeemed pro rata, by lot drawn or other manner deemed fair in the sole discretion of the Board of Directors to redeem one or more such shares without redeeming all such shares of Series F Preferred Stock. If a Redemption Notice shall have been so mailed, at least two Business Days prior to the Redemption Date the Corporation shall provide for payment of a sum sufficient to redeem the applicable number of shares of Series F Preferred Stock subject to redemption either by (i) setting aside the sum required to be paid as the Redemption Price by the Corporation, separate and apart from its other funds, in trust for the account of the holder(s) of the shares of Series F Preferred Stock to be redeemed or (ii) depositing such sum in a bank or trust company (either located in the state where the principal executive office of the Corporation is maintained, such bank or trust company having a combined surplus of at least $20,000,000 according to its latest statement of condition, or such other bank or trust company as may be permitted by the Articles of Incorporation, or by law) as a trust fund, with irrevocable instructions and authority to the bank or trust company to give or complete the notice of redemption and to pay, on or after the Redemption Date, the applicable Redemption Price on surrender of certificates evidencing the share(s) of Series F Preferred Stock so called for redemption and, in either event, from and after the Redemption Date (a) the share(s) of Series F Preferred Stock shall be deemed to be redeemed, (b) such setting aside or deposit shall be deemed to constitute full payment for such shares(s), (c) such share(s) so redeemed shall no longer be deemed to be outstanding, (d) the holder(s) thereof shall cease to be a shareholder of the Corporation with respect to such share(s), and (e) such holder(s) shall have no rights with respect thereto except the right to receive the Redemption Price for the applicable shares. Any interest on the funds so deposited shall be paid to the Corporation. Any and all such redemption deposits shall be irrevocable except to the following extent: any funds so deposited which shall not be required for the redemption of any shares of Series F Preferred Stock because of any prior sale or purchase by the Corporation other than through the redemption process, subsequent to the date of deposit but prior to the Redemption Date, shall be repaid to the Corporation forthwith and any balance of the funds so deposited and unclaimed by the holder(s) of any shares of Series F Preferred Stock entitled thereto at the expiration of one calendar year from the Redemption Date shall be repaid to the Corporation upon its request or demand therefor, and after any such repayment of the holder(s) of the share(s) so called for redemption shall look only to the Corporation for payment of the Redemption Price thereof. All shares of Series F Preferred Stock redeemed shall be canceled and retired and no shares shall be issued in place thereof, but such shares shall be restored to the status of authorized but unissued shares of Special Stock.

         (D) Holders whose shares of Series F Preferred Stock have been redeemed hereunder shall surrender the certificate or certificates representing such shares, duly endorsed or assigned (unless such endorsement or assignment be waived by the Corporation), to the Corporation by mail, courier or personal delivery at the Corporation's principal executive office or other location so designated in the Redemption Notice, and upon the Redemption Date the Redemption Price shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event fewer than all of the shares represented by such certificates are redeemed, a new certificate shall be issued representing the unredeemed shares.

10. Sinking Fund. The Corporation shall not be required to maintain any so-called "sinking fund" for the retirement on any basis of the Series F Preferred Stock.

11. Fractional Shares. The Series F Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of shares of Series F Preferred Stock.

12. Notice. Any notice or request made to the Corporation in connection with the Series F Preferred Stock shall be given, and shall conclusively be deemed to have been given and received three Business Days following deposit thereof in writing, in the U.S. mails, certified mail, return receipt requested, duly stamped and addressed to the Corporation, to the attention of its General Counsel, at its principal executive offices (which shall be deemed to be the address most recently provided to the Securities and Exchange Commission ("SEC") as its principal executive offices for so long as the Corporation is required to file reports with the SEC).


         IN WITNESS WHEREOF, these Amended and Restated Articles of Amendment are executed on behalf of the Corporation by its President and attested by its Secretary as of the 23rd day of October, 1998.



                                             /s/ Karl L. Blaha
                                           ------------------------------------
                                           Karl L. Blaha
                                           President

Attest:



  /s/ Robert A. Waldman
------------------------------------
Robert A. Waldman
Secretary